Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Long, Chief Financial Officer
Innovative Solutions & Support, Inc.
610-646-0350

Innovative Solutions & Support, Inc. Announces First Quarter Fiscal 2009 Financial Results

Revenues Up 123%, Operating Margin of 16%, Earning Per Share of $0.11

Exton, PA. – January 28, 2009 – Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the first quarter of fiscal 2009 ending December 31, 2008.

Net revenues for the first quarter of fiscal 2009 were $10.6 million, up 123% from $4.7 million in the first quarter of the previous fiscal year.  The Company reported first quarter fiscal 2009 net income of $1.8 million, or $0.11 per fully diluted share, compared to a fiscal first quarter 2008 net loss of ($4.1 million), or ($0.24) per fully diluted share.

Net income and earnings per share for the quarter reflect the reinstatement of the US research and development tax credit during October, 2008, and the reversal of valuation allowances established in fiscal year 2008 based upon projected, current year taxable income.  As a result, the effective tax rate for the fiscal first quarter of 2009 was 4%.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc., said, “We delivered record Flat Panel Display revenues in the first quarter reflecting the production and shipment of customer orders on-time and on-budget. Strong revenue growth is driving leverage of our fixed manufacturing infrastructure resulting in margins that continue to expand toward our historical performance capabilities.

“We are intently focused on leveraging our leadership in retrofitting aircraft to capitalize on the increasing interest of fleet and other operators in upgrades and repairs.  We have the added benefit of a strong balance sheet to support our strategy to deliver growth in revenues, profitability, and cash flow.”

Business Outlook

For the second quarter fiscal 2009, based upon existing backlog, current production schedules and improving operating efficiency, the Company expects; net revenues $9.5 - $10.5 million; diluted earnings per share $0.06-$0.09; 10% effective tax rate; with positive operating cash flow.

The Company will be hosting a conference call Thursday, January 29, 2009 at 10:00 a.m. EST time to discuss these results and its business outlook.  Please use the following dial in number to register your name and company affiliation for the conference call: 888-562-3654. The conference ID# is 80017886. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as fuel and critical engine parameters.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

ASSETS
	December 31, 2008	September 30, 2008
CURRENT ASSETS:
Cash and cash equivalents	$33,725,670	$35,031,932
Accounts receivable	6,871,967	4,218,443
Inventories	7,668,241	9,361,257
Deferred income taxes	346,581	414,636
Prepaid and other	1,249,384	1,406,260

Total current assets	49,861,843	50,432,528

Property and equipment, net	8,816,417	8,958,346

Other assets	460,010	505,840

TOTAL ASSETS	$59,138,270	$59,896,714

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of capital lease obligation	$9,908	$9,908
Accounts payable	2,009,655	2,349,981
Accrued expenses	2,812,888	5,130,463
Deferred revenue	374,033	450,923

Total current liabilities	5,206,484	7,941,275

Notes payable	4,335,000	4,335,000
Long term portion of capitalized lease obligation	35,041	37,633
Long-term unearned revenue	99,870	114,075
Deferred income taxes	346,581	414,636
Other liabilities	277,030	249,969

Total liabilities	10,300,006	13,092,588

SHAREHOLDERS’ EQUITY:
Common stock	18,179	18,177
Additional paid-in capital	45,978,710	45,767,960
Retained earnings	21,976,001	20,152,615
Treasury Stock	(19,134,626)	(19,134,626)

Total shareholders’ equity	48,838,264	46,804,126

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,138,270	$59,896,714

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended
	December 31,
	2008	2007

Sales	$10,575,346	$4,735,647

Cost of sales	5,255,173	3,659,059

Gross profit	5,320,173	1,076,588

Operating expenses:
Research and development	1,280,501	1,740,668
Selling, general and administrative	2,359,307	5,935,906
Total operating expenses	3,639,808	7,676,574

Operating income (loss)	1,680,365	(6,599,986)

Other income	50,073	-
Interest income	201,086	589,361
Interest expense	(35,474)	(50,539)

Income (loss) before income taxes	1,896,050	(6,061,164)

Income tax expense (benefit)	72,664	(1,939,223)

Net income (loss)	$1,823,386	$(4,121,941)

Net income (loss) per Common Share
Basic	$0.11	$(0.24)
Diluted	$0.11	$(0.24)

Weighted Average Shares Outstanding
Basic	16,734,149	16,893,547
Diluted	16,769,933	16,893,547